PYTHAGORAS GROUP, INC.
7322 Southwest Frwy Ste. 1100
HOUSTON, TX. 77074
(713) 532-5649 (O)
1(801) 740-3228 (F)

Larry Wilson                                                                                                           9/23/10
cMoney, Inc
One Sugar Creek
Sugar Land, TX.

Delivered via Electronic Mail

IN RE: Notice of Termination of Investment Banking Agreement

Mr. Wilson
Please accept this as our letter of resignation and termination of our investment banking/business consultant relationship. We can no longer perform services on behalf of cMoney, Inc. We further agree to waive the $6,900,000 fee and 4,811,687 shares of our common stock that was to become due after the Company S-1 Registration Statement was to become effective for introduction to Kodiak Capital and AGS Capital. It has been a privilege to serve you as a client, however extenuating circumstances has lead to our decision to voluntarily terminate our agreements. The agreements negotiated between the Company and the institutional investors we introduced you to remain in effect. You owe us no fee for the services performed over the last nine months. We wish you well in your future endeavors for the Company. We still believe cMoney has superior technology and could become a great Company!

Sincerely,

Robert Gandy

Agreement of Termination of Services

cMoney, Inc and Pythagoras Group, Inc hereby agree to terminate the investment banking/business consultant agreement voluntarily without cause. cMoney, Inc hereby accepts the termination letter offered by Pythagoras Group, Inc/ Robert Gandy. The parties agree that no further relationship exist between the parties and no obligations are due monetary or otherwise.

Accepted:                                                                           Accepted:
____________________________                            _________________________________
Larry Wilson                                                                      Robert Gandy